KIRKPATRICK & LOCKHART LLP
                         1800 Massachusetts Avenue, N.W.
                                    2nd Floor
                          Washington, D. C. 20036-1800
                            Telephone (202) 778-9000





                                  May 28, 1997

PaineWebber Financial Services
         Growth Fund, Inc.
1285 Avenue of the Americas
New York, NY 10019

Dear Sir or Madam:

         PaineWebber Financial Services Growth Fund Inc. ("Company") is a corporation organized under the laws of the State of Maryland on February 13, 1986. We understand that the Company is about to file a Rule 24f-2 Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended, for the purpose of making definite the number of shares of common stock which it has registered thereunder and under the Securities Act of 1933, as amended, and which it sold in reliance on Rule 24f-2 during its fiscal year ended March 31, 1997.

         We have, as counsel, participated in various corporate and other proceedings relating to the Company. We have examined copies, either certified or otherwise proved to be genuine, of its Articles of Incorporation and By-Laws, as now in effect, the minutes of meetings of its board of directors and other documents relating to its organization and operation, and we are generally familiar with its corporate affairs. Based upon the foregoing, it is our opinion that the shares of common stock of the Company sold in reliance upon registration under Rule 24f-2 during its fiscal year ended March 31, 1997, the registration of which will be made definite by the filing of a Rule 24f-2 Notice, were legally issued, fully paid and non-assessable.

         We hereby consent to this opinion accompanying the Rule 24f-2 Notice which you are about to file with the Securities and Exchange Commission.


                                            Very truly yours,

                                            By:  /s/ Elinor W. Gammon
                                                 ------------------------
                                                     Elinor W. Gammon